ING Life Insurance and Annuity Company P.O. BOX 10450, 909 LOCUST STREET,DES MOINES, IOWA 50306-0450

Individual Retirement Annuity Endorsement

The Contract to which this Individual Retirement Annuity Endorsement (this “Endorsement”) is attached is hereby modified by the provisions of this Endorsement. The Endorsement provisions shall control if there is a conflict between the Endorsement and the Contract, including any other endorsements or riders issued with the Contract. Any capitalized terms not defined in this Endorsement shall have the meaning given to them in the Contract. This Endorsement is effective as of the Contract Date.

This Endorsement amends the Contract in order to meet the qualification requirements for an Individual Retirement Annuity (“IRA”) under Section 408(b) of the Code, and shall be interpreted in accordance with that section.

YOU MAY RETURN YOUR IRA AT THE ADDRESS SHOWN ABOVE WITHIN 7 DAYS (OR LONGER IF REQUIRED BY LAW OR BY THE PROVISIONS OF YOUR IRA) AFTER THE DATE YOU RECEIVE IT. IF SO RETURNED, WE WILL PROMPTLY RETURN YOUR ENTIRE PREMIUM PAID LESS ANY WITHDRAWALS OR SURRENDERS. IF YOU RETURN YOUR IRA AFTER 7 DAYS, THE RETURN OF FUNDS WILL BE IN ACCORDANCE WITH THE "RIGHT TO EXAMINE AND RETURN THIS CONTRACT" PROVISION OF THE CONTRACT TO WHICH THIS IRA ENDORSEMENT IS ATTACHED.

If you send correspondence indicating your intent to return your IRA, your letter must be postmarked during the 7-day period (or longer if required by law or by the provisions of your IRA) following the date you received your IRA. You must also enclose your Contract.

1. IMPORTANT TERMS AND DEFINITIONS

Compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Section 401(c)(2) of the Code (reduced by the deduction you take for Contributions made to a self-employed retirement plan if you are self-employed). For the purposes of this definition, Section 401(c)(2) of the Code shall be applied as if the terms “trade” or “business” for purposes of Section 1402 of the Code includes service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. Compensation shall include any amount includible in your gross income under Section 71 of the Code with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2) of the Code. The term “compensation” includes any differential wage payment, as defined in Section 3401(h)(2) of the Code. For purposes of this definition, the amount of compensation includible in your gross income shall be determined without regard to Section 112 of the Code.

Contribution means Premium, as used in the Contract. Contributions may be limited under the “CONTRIBUTIONS” section below.

Designated Beneficiary means a natural person who is a “designated beneficiary” within the meaning of Section 401(a)(9) of the Code and the Income Tax Regulations thereunder.

Interest means the Accumulation Value plus the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and, prior to the date that the Contract is annuitized, the actuarial value of any other benefits provided under the Contract, such as certain guaranteed living and death benefits.

Income Tax Regulations mean the regulations found in Title 26 of the Code of Federal Regulations.

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2. NON-FORFEITABLE AND NON-TRANSFERABLE

The Contract is established for the exclusive benefit of you or your beneficiaries. Joint Owners are not permitted. You are also the Annuitant.

Your Interest in the Contract is nontransferable and, except as provided by law, is nonforfeitable. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

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3. CONTRIBUTIONS

3.1 Maximum Regular Contribution Limits
The Contract to which this Endorsement is attached may permit the Contribution of: (1) an Initial Premium and
Additional Premiums, (2) an Initial Premium and, on a limited basis, Additional Premiums, or (3) only a Single
Premium. In addition, the Contract may require the payment of a minimum Premium amount. Additional
Premiums, if permitted under the Contract, will be subject to a minimum amount that is not greater than $50.
(1) A Contribution permitted under the Contract may include a rollover contribution (as permitted by Code
Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16)), a non-taxable transfer from an individual retirement plan under Code Section 7701(a)(37), and cash not exceeding
$5,000 for any taxable year. In addition, if the Contract permits the Contribution of an Initial Premium and
Additional Premiums, a permitted Contribution may include a Contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Code Section 408(k). After 2008, this annual cash contribution limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(D). Such adjustments will be in multiples of $500.
(2) In the case of an individual who is 50 or older, the annual cash contribution limit is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.
(3) In addition to the amounts described in paragraphs (1) and (2) above, a Contribution permitted under the
Contract may include an individual’s repayment of a qualified reservist distribution described in Code
Section 72(t)(2)(G) during the 2-year period beginning on the day after the end of the active duty period.

3.2 SIMPLE IRA Contribution Limitation
No Contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Section
408(p) of the Code. Also, no transfer or rollover of funds attributable to Contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date you first participated in that employer’s SIMPLE IRA plan.

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4. REQUIRED MINIMUM DISTRIBUTIONS

4.1 In General
Notwithstanding any provision of this IRA to the contrary, the distribution of your Interest in this IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the Income Tax Regulations
thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the Interest in this IRA must satisfy the requirements of Section 408(a)(6) of the Code and the regulations thereunder, rather than the provisions of subsections 4.2 and 4.3.

4.2 Required Minimum Distributions
Your entire Interest in the IRA will be distributed no later than April 1 following the calendar year in which you attain 70½ (the "required beginning date") over your life or the lives of you and your Designated Beneficiary, or a period certain not extending beyond your life expectancy or the joint and last survivor expectancy of you and your Designated Beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section
1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 under Section 1.401(a)(9)-6 of the Income Tax Regulations.

The distribution periods described in the paragraph above cannot exceed the periods specified in Section
1.401(a)(9)-6 of the Income Tax Regulations.

The first required payment can be made as late as April 1 of the year following the year in which you attain
70½ and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval. If all or a portion of an individual account is used to purchase an annuity after distributions are required to commence (the required beginning date, in the case of distributions commencing before death, or the date determined under Q&A-3 of Section 1.401(a)(9)-3 of the
Income Tax Regulations, in the case of distributions commencing after death), payments under the annuity, and distributions of any remaining account, must be made in accordance with Q&A-5(e) of Section
1.401(a)(9)-5 of the Income Tax Regulations.

4.3 Distributions Upon Death
Death On or After Required Distributions Commence. If you die on or after the date required distributions commence, the remaining portion of your Interest will continue to be distributed under the Contract option chosen.

Death Before Required Distributions Commence. If you die before required distributions commence, your entire Interest will be distributed at least as rapidly as follows:
(1) If the Designated Beneficiary is someone other than your surviving spouse, the remaining portion of the entire Interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the Designated Beneficiary’s life, or over a period not extending beyond the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of the
Designated Beneficiary as of his or her birthday in the year following the year of your death, or if elected, in accordance with paragraph (3) below.
(2) If the sole Designated Beneficiary is your surviving spouse, the entire Interest must be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70½, if later), over such spouse’s life, or over a period not extending beyond the remaining life expectancy of the surviving spouse, or, if elected, in accordance with paragraph (3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining Interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s Designated Beneficiary’s life, or over a period not extending beyond the remaining life expectancy determined using such Designated Beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (3) below.

If the surviving spouse dies after the required distributions commence to him or her, any remaining
Interest will continue to be distributed under the Contract option chosen.

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(3)	If there is no Designated Beneficiary, or if applicable by operation of paragraph (1) or (2) above, the entire
Interest will be distributed by the end of the calendar year containing the 5th anniversary of your death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (2) above).
(4)	Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income
Tax Regulations. If distributions are being made to a surviving spouse as the sole Designated
Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Designated Beneficiary’s age in the year specified in paragraph (1) or (2) above and reduced by 1 for each subsequent year. If distributions are made in the form of an annuity, life expectancy is not recalculated.
(5)	For purposes of this Section 4.3, required distributions are considered to commence on your required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.
(6)	If you die prior to the date annuity payments commence under the Contract and the sole Designated
Beneficiary is your surviving spouse, the spouse may elect to treat the Contract as his or her own IRA.
This election will be deemed to have been made if such surviving spouse makes a Contribution to the
Contract or fails to take required distributions as the Designated Beneficiary. This election may only be made once, and thus may not be made a second time if the surviving spouse Designated Beneficiary elects to treat the IRA as his or her own, remarries, and his or her new spouse is the sole Designated
Beneficiary.

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5. GENERAL PROVISIONS

5.1 Multiple IRAs
If you own more than one IRA, the required minimum distribution must be calculated separately for each IRA.
The separately calculated amounts may be totaled and the total distribution taken from any one or more of your IRAs under the rules set forth in Q&A-9 of Section 1.408-8 of the Income Tax Regulations. Amounts in
IRAs that you hold as a beneficiary of the same decedent and which are being distributed under Code Section
401(a)(9)(B)(iii) or (iv) may be aggregated, but such amounts may not be aggregated with amounts held in
IRAs that you hold as the IRA owner or as the beneficiary of another decedent.

5.2 Annual Report
We will furnish annual calendar year reports concerning the status of the Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue
Service.

5.3 Amendments
We reserve the right to amend or administer this Endorsement, subject to regulatory approval, as necessary to comply with the Code, the Income Tax Regulations or published Internal Revenue Service Rulings. We will send a copy of any such amendment to you. It will be mailed to the last post office address known to us. Any such changes will apply uniformly to all Contracts that are affected.

5.4 Annuity Plan Table
When the underlying Contract is issued in connection with a SEP-IRA, Annuity Plan Tables B and C in the underlying Contract are replaced with the following tables:

Table B: Life Payments (Single Annuitant)

		Life with 10	Life with 20
Annuitant's	Life Only	Years	Years
Age	Unisex	Period	Period
		Certain	Certain
		Unisex	Unisex
50	$2.75	$2.74	$2.70
55	3.08	3.07	2.99
60	3.52	3.49	3.34
65	4.11	4.04	3.72
70	4.93	4.75	4.10
75	6.12	5.67	4.38
80	7.88	6.71	4.53
85	10.50	7.65	4.58

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Table C: Joint and Last Survivor Life Payments (Joint Annuitants)

Age

Age	50	55	60	65	70	75	80	85	90	95
50	$2.41	$2.51	$2.59	$2.65	$2.69	$2.71	$2.73	$2.74	$2.74	$2.74
55	2.51	2.66	2.79	2.89	2.97	3.01	3.04	3.06	3.07	3.08
60	2.59	2.79	2.98	3.15	3.29	3.38	3.44	3.48	3.50	3.51
65	2.65	2.89	3.15	3.41	3.64	3.82	3.97	4.02	4.06	4.08
70	2.69	2.97	3.29	3.64	3.99	4.31	4.56	4.72	4.82	4.87
75	2.71	3.01	3.38	3.82	4.31	4.82	5.27	5.62	5.84	5.97
80	2.73	3.04	3.44	3.94	4.56	5.27	6.01	6.67	7.15	7.46
85	2.74	3.06	3.48	4.02	4.72	5.62	6.67	7.76	8.70	9.37

All other provisions of the Contract remain unchanged.

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